EXHIBIT 4(jj)

                    Credit Agreement between CRIIMI MAE Inc. and

                    The Riggs National Bank of Washington, D.C.










                                CREDIT AGREEMENT

                                   dated as of

                                February 24, 1995

                                     between

                                 CRIIMI MAE INC.


                                       and


                   THE RIGGS NATIONAL BANK OF WASHINGTON, D.C.
                                CREDIT AGREEMENT

     This CREDIT AGREEMENT (as it may be modified, supplemented or amended from time to time, this "Agreement") dated as of February 24, 1995 between CRIIMI MAE INC., as Borrower, and THE RIGGS NATIONAL BANK OF WASHINGTON, D.C., as Bank, recites and provides:

     The Borrower has requested that the Bank extend credit to the Borrower. The Bank has agreed to do so subject to the terms of this Agreement. Accordingly, for valuable consideration, the receipt and sufficiency of which are acknowledged, the Bank and the Borrower agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION   Definitions.  The following terms, as used herein, have the following meanings:

     "Advisor" means CRI Insured Mortgage Associates Adviser Limited Partnership, a Delaware limited partnership, and its successors.

     "Affiliate" means any Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower or the Liquidating REIT, which beneficially owns or holds 5% or more of any class of the Voting Stock of the Borrower or the Liquidating REIT or 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Borrower, the Liquidating REIT or any of their respective Subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise

     "Agency of the United States" means any agency or instrumentality of the United States of America whose direct obligations are entitled to the full faith and credit of the United States of America.

     "Agreement" has the meaning set forth in the initial paragraph hereof.

     "Applicable Lending Office" means, with respect to the Bank, (i) in the case of its LIBOR Loans, its LIBOR Lending Office and (ii) in the case of its Daily Federal Funds Loans or Prime Rate Loans, its Domestic Lending Office.

     "Bank" means The Riggs National Bank of Washington, D.C., a national banking association, and its successors.

     "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

     "Borrower" means Criimi Mae Inc., a Maryland corporation, and its successors.

     "Borrower's 1993 Form 10-K" means the Borrower's annual report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "CIBC Credit Agreement" means the Revolving Credit Agreement, dated as of February 28, 1994, as amended, among the Borrower, the lenders named therein and Canadian Imperial Bank of Commerce, New York Agency, as Administrative Agent.

     "Closing Date" means the date this Agreement becomes effective in accordance with Section .

     "Collateral" has the meaning set forth in the Pledge Agreement.

     "Consolidated Shareholders' Equity" means at any time all amounts that would be included under shareholders' equity on a consolidated balance sheet of the Borrower and its Subsidiaries, prepared in accordance with GAAP and including, in any event, any preferred stocks issued by the Borrower.

     "Consolidated Subsidiary" of any Person means at any date any Subsidiary of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date.

     "Coverage Ratio" means for each fiscal quarter of the Borrower, the ratio of (i) consolidated net income of the Borrower and its Consolidated Subsidiaries (calculated before extraordinary items, taxes, interest expenses specified in clause (ii) of this definition and non-cash expense items such as amortization and depreciation) for such fiscal quarter, to (ii) the aggregate amount of interest incurred on all Debt of the Borrower and its Consolidated Subsidiaries (calculated before non-cash items such as amortization of deferred financing costs) for such fiscal quarter.

     "Daily Federal Funds Loan" means a Loan to be made as, or converted into, a Daily Federal Funds Loan pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.

     "Daily Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Bank on such day on such transactions as determined by the Bank. Any change in the Daily Federal Funds Rate shall become effective as of and on the date of such change.

     "Debt" of any Person means at any date, (i) all obligations of such Person which in accordance with generally accepted accounting principles in effect from time to time would be classified on a balance sheet of such Person as liabilities of such Person including, without limitation, (A) all obligations of such Person for borrowed money, (B) all obligations of such Person evidenced by bonds, debentures, notes, repurchase agreements or other similar instruments,
(C) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (D) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (ii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (iii) all Debt of others Guaranteed by such Person.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Washington, D.C., are authorized by law to close.

     "Domestic Lending Office" means, as to the Bank, its office located at its address identified in the signature pages hereof as its Domestic Lending Office, or such other office as the Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower.

     "Eligible Liquid Assets" means all assets of the Borrower that satisfy the requirements of the definition of "Eligible Liquid Assets" set forth on Schedule 1 attached hereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

     "ERISA Group" means the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.

     "Event of Default" has the meaning set forth in Section 6.1.

     "Fair Market Value" has the meaning set forth in the Pledge Agreement.

     "Fundamental Change" means, but is not limited to (a) any increase in the expected life of the Liquidating REIT beyond December 31, 2000, (b) any amendment of the Liquidating REIT's Articles of Incorporation, (c) any amendment of the Liquidating REIT's By-Laws other than immaterial amendments that could not adversely affect the rights of the Bank under the Loan Documents or the value of the Liquidating REIT Stock, (d) the incurrence by the Liquidating REIT of any Debt, other than Debt permitted by this Agreement, (e) the existence of any Lien on any of the assets of the Liquidating REIT other than Liens securing Debt permitted by this Agreement, provided, however, that the existence of any such Lien shall not constitute a Fundamental Change so long as the amount of all such Liens shall not exceed $500,000 and (i) the validity or application thereof shall be contested by the Liquidating REIT in good faith or (ii) the Liquidating REIT shall, at all times after learning thereof, act in good faith to remove any such Lien, (f) the failure of the Liquidating REIT Stock, that is listed on a national securities exchange on the date of this Agreement, to continue to be listed on a national securities exchange or (g) any merger or consolidation to which the Liquidating REIT is a party.

     "Funding Date" means the date on which the initial Loan is made by the Bank hereunder.

     "GACC Credit Facility" means the credit facilities from German American Credit Corporation on substantially the terms and conditions of the Committed Master Repurchase Agreement Governing Purchases and Sales of Participation Certificates and the Committed Master Repurchase Agreement, both dated as of January 23, 1995.

     "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

     "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

     "Leverage Ratio" means, at the end of a fiscal quarter of the Borrower any time, the ratio of (i) consolidated total liabilities of the Borrower and its Consolidated Subsidiaries and all other Debt of the Borrower and its Consolidated Subsidiaries, other than accounts payable and accrued expenses incurred in the ordinary course of business with maturities not exceeding one year, to (ii) consolidated stockholders equity of the Borrower and its Consolidated Subsidiaries.

     "LIBOR" means with respect to any LIBOR Loan for any LIBOR Interest Period therefor, the rate per annum determined by the Bank to be equal to the quotient of the arithmetic mean (rounded upwards, if necessary, to the next higher 1/16th of 1%) of the offered rates for deposits in United States Dollars, having a maturity comparable to such LIBOR Interest Period and in an amount comparable to the principal amount of such LIBOR Loan for such LIBOR Interest Period, which appear on the Screen Page as of 11:00 a.m. London time (or as soon thereafter as practicable) commencing on the date two LIBOR Business Days prior to the first day of such LIBOR Interest Period, divided by a number equal to 1 minus the Reserve Requirement (rounded upwards, if necessary, to the next higher 1/16 of 1%). If fewer than two offered rates appear on all of the displays referred to on the Screen Page, the rate for purposes of clause (a) above for the LIBOR Interest Period will be determined on the basis of the rates at which deposits in United States Dollars are offered to the LIBOR Lending Office of the Bank in the London interbank market at approximately 11:00 a.m. (London time) two LIBOR Business Days prior to the first day of such Interest Period.

     "LIBOR Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     "LIBOR Interest Period" means with respect to each LIBOR Loan, the period commencing on the date that such Loan is made or continued as, or converted into, a LIBOR Loan, and ending on the date that is one, two or three months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided that:

     (a) any LIBOR Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such LIBOR Interest Period shall end on the next preceding LIBOR Business Day;

     (b) any LIBOR Interest Period which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Interest Period) shall, subject to clause (c) below, end on the last LIBOR Business Day of a calendar month;

     (c) any LIBOR Interest Period which begins before the Termination Date and would otherwise end after the Termination Date shall end on the Termination Date.

     "LIBOR Lending Office" means, as to the Bank, its office, branch or affiliate located at its address identified in the signature pages hereto as its LIBOR Lending Office or such other office, branch or affiliate of the Bank as it may hereafter designate as its LIBOR Lending Office by notice to the Borrower.

     "LIBOR Loan" means a Loan to be made or continued as, or converted into, a LIBOR Loan pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower, the Liquidating REIT or any of their respective Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Liquidating REIT" means CRI Liquidating REIT, Inc., a Maryland corporation.

     "Liquidating REIT Stock" means the common voting stock, par value $0.01 per share, of the Liquidating REIT.

     "Liquidating REIT's 1993 Form 10-K" means the Liquidating REIT's annual report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     "Liquidity" means at any time the sum of (a) availability under committed lines of credit extended to the Borrower, plus (b) the Borrower's unencumbered cash, marketable securities and Eligible Liquid Assets, valued at current market value. Unencumbered Liquidating REIT Stock may be treated as Liquidity. As used herein, "unencumbered" means that such assets are not subject to a Lien.

     "Loan Commitment" means $10,000,000.

     "Loan Documents" means this Agreement, the Pledge Agreement, the Note and any other agreement, document or instrument required by, referred to in or delivered or to be delivered in connection herewith or therewith, as any of them may be modified, supplemented or amended from time to time.

     "Loans" means the Loans made by the Bank pursuant to this Agreement, and "Loan" means any one of such Loans.

     "Material Debt" means consolidated Debt (other than the Note) of the Borrower, the Liquidating REIT and/or one or more of their respective Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $5,000,000.

     "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $1,000,000.

     "Moody's" means Moody's Investors Services, Inc. and its successors.

     "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

     "Nomura Credit Facility" means the credit facilities from Nomura Securities International, Inc. on substantially the terms and conditions of the Committed Master Repurchase Agreements, dated as of April 30, 1993, and November 30, 1993, respectively, as amended to the date hereof.

     "Note" means a promissory note of the Borrower, substantially in the form of Exhibit A hereto, or issued in substitution or replacement therefor or in addition thereto, evidencing the obligation of the Borrower to repay the Loans, as modified, supplemented or amended from time to time.

     "Notice of Borrowing" has the meaning set forth in Section 2.2(a).

     "Notice of Conversion/Continuation" has the meaning set forth in Section 2.4(a).

     "Obligations" has the meaning set forth in the Pledge Agreement.

     "Parent" means, with respect to the Bank, any Person controlling the Bank.

     "Participant" has the meaning set forth in Section 9.6(b).

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

     "Pledge Agreement" has the meaning set forth in Section 3.1(e).

     "Prime Rate" means the rate of interest reported in The Wall Street Journal newspaper in its "Money Rates" column as the "Prime Rate," with any change in such Prime Rate to become effective as of and on the date of such change. If The Wall Street Journal shall cease to publish the "Prime Rate," then "Prime Rate" shall mean the average of the prime rates announced by each of the largest five banks in New York, New York from time to time as their respective prime rates of interest. The Prime Rate (determined by either method) is not necessarily the lowest rate of interest charged by the Bank on loans to its customers.

     "Prime Rate Loan" means a Loan to be made as or converted into a Prime Rate Loan pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation.

     "Real Estate Investment Trust" means a real estate investment trust as defined in Section 856 to 860 of the Internal Revenue Code.

     "Regulation D and Regulation U" mean, respectively, Regulation D and Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Reserve Requirement" shall mean, for any LIBOR Interest Period for any LIBOR Loan, the average maximum rate (expressed as a decimal) at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such LIBOR Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion dollars against "Eurocurrency liabilities" (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any in-applicable regulations against (a) any category of liabilities which include deposits by reference to which the LIBOR is to be determined as provided in the definition or LIBOR in this Section 1.1 or (b) any category of extensions of credit or other assets which includes LIBOR Loans.

     "Restricted Payment" has the meaning set forth in Section 5.6.

     "Screen Page" shall mean (a) the display designated as page "3750" on the Dow Jones Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks), or (b) if the display service described in clause (a) is not available, the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service for the purposes of displaying London interbank offered rates of major banks).

     "Standard & Poor's" means Standard & Poor's Corporation and its successors.

     "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, provided, however, that, with respect to the Borrower, Subsidiary shall not include the Liquidating REIT.

     "Termination Date" means February 24, 1996, as extended from time to time by the Bank in its sole discretion.

     "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

     "Voting Stock" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     SECTION 1.2    Rules of Construction.

     (a) Words of the masculine gender shall be deemed and construed to include correlative words of the feminine and neuter genders. Unless the context shall otherwise indicate, words importing the singular number shall include the plural and vice versa.

     (b) Reference to a section number, such as this Section 1.2, shall mean and include all provisions within that section of this Agreement, unless a particular subsection, paragraph or subparagraph is specified.

     (c) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, except as otherwise specified herein, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.

                                   ARTICLE II
                                   THE CREDIT

     SECTION 2.1    Commitment to Lend.

     (a) The Bank agrees, on the terms and conditions set forth in this Agreement, to make loans (the "Loans") to the Borrower in an aggregate amount outstanding not to exceed at any time the amount of the Loan Commitment. Within this limit, the Borrower may borrow, repay and reborrow until the Termination Date.

     (b) The Loans shall be made available as LIBOR Loans, Daily Federal Funds Loans or Prime Rate Loans.

     SECTION 2.2    Method of Borrowing.

     (a) The Borrower shall give the Bank notice (a "Notice of Borrowing") in the form of Exhibit B hereto or any other form acceptable to the Bank, at least three LIBOR Business Days before the date on which any of the LIBOR Loans are to be made, and at least one Domestic Business Day before the date on which any other Loans are to be made, specifying:

          (i) the date of such Loans, which shall be a LIBOR Business Day for LIBOR Loans and a Domestic Business Day for any other Loans;

          (ii) the aggregate amount of the Loans requested, which shall be not less than $500,000;

          (iii) whether such Loans are to be made as LIBOR Loans, Daily Federal Funds Loans, Prime Rate Loans, or a combination thereof, specifying the applicable amounts of each type; and

          (iv) in the case of LIBOR Loans, the applicable LIBOR Interest Period.

     (b) Not later than 1:00 P.M. (Washington, D.C. time) on the date of the Loans, the Bank shall make available the Loans, in Federal or other funds immediately available in Washington, D.C., to the Borrower at its address specified in or pursuant to Section.

     SECTION 2.3    Note.

     (a) The Loans shall be evidenced by a single Note payable to the order of the Bank for the account of the Applicable Lending Office in an amount equal to the Loan Commitment. The aggregate outstanding principal amount of the Loans shall be payable in full, together with all accrued and unpaid interest thereon, on the Termination Date.

     SECTION 2.4    Continuation and Conversion of Loans.

     (a) Provided that no Event of Default has occurred and is continuing, and except as provided in Article VIII, LIBOR Loans may be continued as LIBOR Loans from any current LIBOR Interest Period into a subsequent LIBOR Interest Period, and Loans of one type may be converted into Loans of another type in accordance with the provisions of this Agreement. The Borrower shall deliver a Notice of Conversion/Continuation in the form of Exhibit C hereto (a "Notice of Conversion/Continuation") to the Bank no later than 11:00 A.M. (Washington, D.C.
time) at least one Domestic Business Day in advance of the date of the proposed date of conversion of a Loan to a Daily Federal Funds Loan or a Prime Rate Loan and at least three LIBOR Business Days in advance of the date of the proposed conversion or continuation of a Loan into or as a LIBOR Loan subject to Section below. A Notice of Conversion/Continuation shall specify the date of the proposed conversion or continuation (which shall be a Domestic Business Day for Daily Federal Funds Loans and Prime Rate Loans and a LIBOR Business Day for LIBOR Loans), the nature of the proposed conversion or continuation, and in the case of a conversion to or continuation of a LIBOR Loan, the LIBOR Interest Period applicable thereto. In lieu of delivery of above-described Notice of Conversion/Continuation, the Borrower may give the Bank telephonic notice by the required time of any proposed conversion or continuation under this Section; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to the Bank on or before the proposed date of conversion or continuation. If the Borrower fails to deliver timely a Notice of Conversion/Continuation of continuation of a LIBOR Loan, the Borrower shall be deemed to have delivered to the Bank a Notice of Conversion/Continuation to convert such LIBOR Loan to a Daily Federal Funds Loan. The Bank shall not incur any liability to Borrower in acting upon any telephonic notice referred to herein that the Bank believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this Section 2.4(a) and upon conversion or continuation in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected a conversion or continuation as the case may be hereunder. A Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

     (b) A LIBOR Loan may not be converted or continued prior to the expiration of the LIBOR Interest Period applicable thereto.

     (c) If an Event of Default has occurred and is continuing at the time any LIBOR Loan is to be continued, or any Loan is to be converted into a LIBOR Loan pursuant to this Section 2.4 hereunder, such LIBOR Loan shall be automatically converted into a Prime Rate Loan.

     SECTION 2.5    Interest Rate.

     (a) Unless an Event of Default shall have occurred and be continuing, each LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the LIBOR Interest Period applicable thereto, at a rate per annum equal to the sum of .60% plus LIBOR for such LIBOR Interest Period. Such interest shall be payable for each LIBOR Interest Period on the last day thereof.

     (b) Unless an Event of Default shall have occurred and be continuing, each Daily Federal Funds Loan shall bear interest on the outstanding principal amount thereof, from the date such Loan is made as or converted into a Daily Federal Funds Loan until paid in full or converted to a Loan of another type, at a rate per annum equal to the sum of .80% plus the Daily Federal Funds Rate. Such interest shall be payable on the first Domestic Business Day of each calendar month and on each date on which such Daily Federal Funds Loan is converted to a Loan of another type.

     (c) Unless an Event of Default shall have occurred and be continuing, each Prime Rate Loan shall bear interest on the outstanding principal amount thereof, from the date such Loan is made as or converted into a Prime Rate Loan until paid in full or, at a rate per annum equal to the Prime Rate minus 1%. Such interest shall be payable on the first Domestic Business Day of each calendar month and on the date on which such Prime Rate Loan is converted to a Loan of another type.

     (d) During the continuance of any Event of Default, principal of and, to the extent permitted by law, overdue interest on any LIBOR Loan shall bear interest, payable on demand, for each day from and after the occurrence of such Event of Default to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the rate applicable to such Loan and (ii) the Prime Rate for such day. During the continuance of any Event of Default, all Daily Federal Funds Loans shall automatically be converted to Prime Rate Loans. During the continuance of any Event of Default for each day from and after the occurrence of such Event of Default to but excluding the date of actual payment, principal of any Prime Rate Loan shall bear interest, payable on demand, until paid at a rate per annum equal to the sum of 2% plus the Prime Rate.

     (e) The Bank shall determine each interest rate applicable to the Loans hereunder. The Bank shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     SECTION 2.6 Use of Proceeds. The proceeds of the Loans made hereunder may be used for any lawful purpose permitted under this Agreement, including payment of costs and expenses incurred in connection with this Agreement.

     SECTION 2.7 Facility Fee. The Borrower shall pay to the Bank, on the first Domestic Business Day of each January, April, July and October, commencing on April 1, 1995, in arrears, a commitment fee of .375% per annum of the average daily amount of the difference between the Loan Commitment and the aggregate principal amount of Loans outstanding on each day during the preceding calendar quarterly period. The fee shall commence to accrue on the date of this Agreement, and shall be calculated for the actual number of days during any such calendar quarterly period.

     SECTION 2.8    Prepayments.

     (a) The Borrower may, upon at least three Domestic Business Days' notice to the Bank (which notice shall be irrevocable), prepay the Loans in whole at any time, or from time to time in part in amounts aggregating $500,000 or any larger multiple of $50,000, by paying the principal amount to be prepaid.

     (b) Upon prepaying any LIBOR Loan on a day other than the last day of the LIBOR Interest Period applicable thereto, the Borrower shall be obligated to make the payments described in Section 2.10.

     SECTION 2.9 General Provisions as to Payments. The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 11:00 A.M. (Washington, D.C. time) on the date when due, to the Bank at its Applicable Lending Office, in Federal or other funds immediately available at such Applicable Lending Office. Whenever any payment of principal of, or interest on, any Daily Federal Funds Loans or Prime Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.
Whenever any payment of principal of, or interest on, the LIBOR Loans shall be due on a day which is not a LIBOR Business Day, the date for payment thereof shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding LIBOR Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the overall net income of the
Bank).

     SECTION 2.10 Funding Losses. If (i) the Borrower makes any payment of principal with respect to any LIBOR Loan (pursuant to Section 2.8, Article VI or VIII or otherwise) on any day other than the last day of the LIBOR Interest Period applicable thereto, (ii) the Borrower fails to borrow the LIBOR Loans in accordance with a Notice of Borrowing delivered to the Bank, (iii) the Bank, upon the request of the Borrower, agrees not to continue Loans as or convert Loans into LIBOR Loans in accordance with a Notice of Conversion/Continuation delivered to the Bank, or (iv) the Borrower fails to prepay the LIBOR Loans in accordance with any notice of prepayment delivered to the Bank pursuant to
Section 2.8(a), the Borrower shall reimburse the Bank within 15 days after demand for any resulting loss or expense reasonably incurred by it (or by a Participant in the Loan so paid or not borrowed, continued or converted), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties for the period after any such payment or failure to borrow, continue or convert, provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error. The Bank will act in good faith and in a commercially reasonable manner to mitigate any such loss or expense.

     SECTION 2.11 Computation of Interest and Fees. All interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

                                   ARTICLE IV
                                   CONDITIONS

     SECTION 3.1 Borrowings. The obligation of the Bank to make Loans on the date requested by the Borrower in a Notice of Borrowing is subject to the satisfaction of the following conditions:

     (a) receipt by the Bank of a Notice of Borrowing as required by Section 2.2(a);

     (b) the fact that, immediately before and after the making of such Loan, no Default shall have occurred and be continuing;

     (c) the fact that the representations and warranties of the Borrower contained in this Agreement and the other Loan Documents shall be true on and as of the date of such borrowing;

     (d) receipt by the Bank of a duly executed Note dated on or before the Funding Date complying with the provisions of Section 2.3:

     (e) receipt by the Bank on the Funding Date of this Agreement duly executed by the Borrower and the duly executed Collateral Pledge Agreement in substantially the form of Exhibit D hereto and in form and substance satisfactory to the Bank (as modified, supplemented or amended from time to time, the "Pledge Agreement") covering all of the "Collateral" referred to therein and which shall be in full force and effect, together with:

          (i) proper financing statements (Forms UCC-l or the appropriate equivalent) or amendments to previously filed financing statements for filing to perfect the security interest purported to be created by the Pledge Agreement;

          (ii) delivery to the Bank of Collateral consisting of Liquidating REIT Stock in the amounts required by the Pledge Agreement in compliance with the provisions of Section 2.2 of the Pledge Agreement with respect to such Collateral; and

          (iii) evidence that all other actions necessary or, in the opinion of the Bank, desirable to perfect and protect the Lien created by the Pledge Agreement have been taken;

     (f) delivery to the Liquidating REIT by the Bank of a notice, in form and substance satisfactory to the Bank, of the pledge of the Collateral pursuant to the terms of the Pledge Agreement;

     (g) receipt by the Bank on the Funding Date of (i) the articles of incorporation of the Borrower and the Liquidating REIT as in effect on the Funding Date, certified as of a recent date by the Secretary of State of the jurisdictions of their respective incorporations, (ii) the bylaws of the Borrower and the Liquidating REIT as in effect on the Funding Date, certified as of the Funding Date by their respective corporate secretaries, (iii) resolutions of the boards of directors of the borrower authorizing the execution, delivery and performance of the Loan Documents, certified as of the Funding Date by its corporate secretary, (iv) certificates as to the incumbency and authenticity of the signatures of the officers of the Borrower, certified by its corporate secretary and (v) certificates of good standing of the Borrower and the Liquidating REIT issued as of a recent date by the Secretary of State of the jurisdictions of their respective incorporations and each jurisdiction in which any of them maintains its principal place of business;

     (h) on the Funding Date, no event, action or proceeding shall have occurred (and the Bank shall have become aware of no facts or conditions not previously known) which (i) could have a material adverse effect on the business, financial position, results of operations or prospects (other than any change in business prospects attributable to changes in interest rates generally) of the Borrower and its Subsidiaries, considered as a whole or the Liquidating REIT and its Subsidiaries considered as a whole, (ii) which could have a material adverse effect on the ability of the Borrower to perform its obligations under the Loan Documents or (iii) which in any manner draws into question the validity of any of the Loan Documents;

     (i) receipt by the Bank of such additional agreements, opinions, certifications, instruments, documents, orders, consents and financing statements, in form and substance satisfactory to the Bank, as the Bank may reasonably request; and

     (j) legal matters incident to the execution and delivery of the Agreement and the Loan Documents shall be satisfactory to the Bank and its counsel.

     The borrowing of the Loans hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Loan as to the facts specified in clauses (b) and (c) of this Section.
                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants that:

     SECTION 4.1 Corporate Existence and Power. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower qualifies as a Real Estate Investment Trust.

     SECTION 4.2 Corporate and Governmental Authorization: No Contravention. The execution, delivery and performance by the Borrower of the Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower, or any of the Subsidiaries of the Borrower other than the Lien created by the Pledge Agreement.

     SECTION 4.3 Binding Effect. The Loan Documents constitute the legal, valid, binding and enforceable agreements of the Borrower, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 4.4    Financial Information.

     (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1993 and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, reported on by Arthur Andersen L.L.P. and set forth in the Borrower's 1993 Form 10-K, a copy of which has been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 1994 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, set forth in the Borrowers's quarterly report for the fiscal quarter ended September 30, 1994 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for the nine months then ended (subject to normal year-end adjustments).

     (c) Since September 30, 1994 there has been no material adverse change in the business, financial position, results of operations or prospects (other than as a result of changes in interest rates generally) of the Borrower and its Subsidiaries, considered as a whole; provided, however, that ordinary liquidations, dispositions and prepayments shall not be deemed to cause a material adverse change.

     SECTION 4.5 Litigation. There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could materially adversely affect the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole, which could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents or which in any manner draws into question the validity of any Loan Document.

     SECTION 4.6    Compliance with Laws; ERISA.

     (a) The Borrower and each Subsidiary of the Borrower is in compliance, in all material respects, with all applicable laws, ordinances, rules, regulations and requirements of governmental bodies, agencies and officials.

     (b) The Borrower does not, as of the date hereof, have any obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to any Plan.

     SECTION 4.7 Taxes. The Borrower and the Subsidiaries of the Borrower have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any material assessment received by the Borrower or any Subsidiary of the Borrower, except for any amounts so assessed being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with generally accepted accounting principles. The charges, accruals and reserves on the books of the Borrower and the Subsidiaries of the Borrower in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

     SECTION 4.8 Subsidiaries. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     SECTION 4.9 Not an Investment Company. The Borrower is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 4.10 Full Disclosure. All information heretofore furnished by the Borrower to the Bank for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by the Borrower to the Bank will be, true and accurate in all material respects (or, in the case of any projections, were or will be prepared in good faith, on the basis of the Borrower's best estimate of the information purported to be shown thereby) on the date as of which such information is stated or certified. The Borrower has disclosed to the Bank in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, the ability of the Borrower to perform its obligations under the Loan Documents or which in any manner draws into question the validity of the Loan Documents.

                                    ARTICLE V
                                    COVENANTS

     The Borrower agrees that, so long as any amount payable under any Loan Document remains unpaid:

     SECTION 5.1    Information.  The Borrower will deliver to the Bank:

     (a) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Arthur Andersen, L.L.P. or other independent public accountants of nationally recognized standing;

     (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each income statement in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

     (c) as soon as available and in any event within 120 days after the end of each fiscal year of the Liquidating REIT, a consolidated balance sheet of the Liquidating REIT and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Arthur Andersen L.L.P. or other independent public accountants of nationally recognized standing;

     (d) as soon as available and in any event within 50 days after the end of each of the first three quarters of each fiscal year of the Liquidating REIT, a consolidated balance sheet of the Liquidating REIT and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Liquidating REIT's fiscal year ended at the end of such quarter, setting forth in each income statement in comparative form the figures for the corresponding quarter and the corresponding portion of the Liquidating REIT's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Liquidating REIT;

     (e) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.11, 5.12, 5.13 and 5.14 of this Agreement on the date of such financial statements and (ii) stating whether any Default existed during the period covered by such financial statements or exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

     (f) within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower has taken, is taking or proposes to take with respect thereto;

     (g) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

     (h) promptly upon the mailing thereof to the shareholders of the Liquidating REIT generally, copies of all financial statements, reports and proxy statements so mailed;

     (i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower or the Liquidating REIT shall have filed with the Securities and Exchange Commission;

     (j) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such report able event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

     (k) from time to time such additional information regarding the financial position or business of the Borrower, the Liquidating REIT or their respective Subsidiaries as the Bank may reasonably request.

     SECTION 5.2    Maintenance of Property; Insurance.

     (a) The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and responsible insurance companies, insurance in such amounts and against such risks (and with such risk retention) as is required by law or regulation or as is usually carried by owners of similar businesses and properties in the same general areas in which the Borrower and its Subsidiaries operate. The Bank agrees that the insurance described on
Schedule 5.2 is acceptable.

     SECTION 5.3 Conduct of Business and Maintenance of Existence. The Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and described on Schedule 5.3 and any business line acquired in connection with the contemplated merger of the Borrower and the Advisor, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect their respective corporate existences and their respective rights, privileges and franchises necessary in the normal conduct of business; provided that nothing in this Section 5.3 shall prohibit (i) any merger or consolidation permitted by
Section 5.7, (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Bank, or
(iii) any change in the type of business conducted by the Borrower or any Subsidiary of the Borrower, which does not materially change the type of business engaged in by the Borrower, consisting of investing, directly or indirectly, in federally insured residential and multi-family mortgage investments, or such Subsidiary and which does not adversely affect the status of the Borrower or the Liquidating REIT as a Real Estate Investment Trust. Without limiting the foregoing or the rights of the Bank under the Loan Documents, the Borrower will continue to qualify as a Real Estate Investment Trust.

     SECTION 5.4 Compliance with Laws. The Borrower will comply, and cause each of its Subsidiaries to comply, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply therewith will not materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under the Loan Documents.

     SECTION 5.5 Incurrence of Debt. The Borrower will not, and will not permit any of its Subsidiaries to, issue, assume, guarantee, incur or otherwise be or become liable in respect of Debt, if, after the incurrence of such Debt, there would exist the reasonable possibility of a material adverse effect on the business financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole, or on the ability of the Borrower to perform its obligations under the Loan Documents, other than:

     (a)  Debt of the Borrower to the Bank under the Loan Documents;

     (b) (i) Debt of the Borrower under the CIBC Credit Agreement, (ii) Debt of the Borrower under the Nomura Credit Facility, (iii) Debt of the Borrower under the GACC Credit Facility, (iv) up to $50,000,000 of subordinated debt securities owned subject to master repurchase agreements with financial institutions, and (v) other Debt of the Borrower on terms and conditions similar to those applicable to the Debt described in clauses (i), (ii), (iii) and (iv) of this Subsection; provided that the aggregate amount of all such debt permitted under this subsection (b) shall at no time exceed $700,000,000;

     (c) Debt of the Borrower in an amount which does not exceed the Consolidated Tangible Net Worth of the Borrower, subject to restrictions reasonably satisfactory to the Bank that the holders of any such Debt shall not exercise any right or remedy in connection therewith before the date that is one year after the Termination Date;

     (d) Debt to Signet Bank/Virginia and the other banks that are parties to the Amended and Restated Credit Agreement, dated as of December 22, 1992, as amended, between the Borrower, Signet Bank/Virginia, as agent, and such banks;

     (e)  accrued dividends not otherwise prohibited under the Loan Documents;

     (f) accounts payable and accrued expenses incurred in the ordinary course of business with maturities not exceeding one year; and

     (g) other Debt expressly approved by the Bank, which approval shall not be unreasonably withheld.

     SECTION 5.6 Restricted Payments. Other than in connection with the distribution of up to 100% of the Borrower's taxable income, the Borrower will not and will not permit any of its Subsidiaries to:

     (a) declare or pay any dividends, either in cash or property, on any shares of capital stock of any class of the Borrower or any such Subsidiary;

     (b) directly or indirectly, or through any Subsidiary or the Liquidating REIT, purchase, redeem or retire any shares of capital stock of any class of the Borrower or any such Subsidiary or any warrants, rights or options to purchase or acquire any such shares of capital stock of the Borrower or any such Subsidiary; or

     (c) make any other payment or distribution, either directly or indirectly or through any Subsidiary or the Liquidating REIT, in respect of the capital stock of the Borrower or any such Subsidiary;

     such declarations or payments of dividends, purchases, redemptions or retirements of capital stock and warrants, rights or options, and all such other distributions being herein collectively called "Restricted Payments," if, after making any such Restricted Payment, a Default shall have occurred and be continuing. Nothing in this Section shall prohibit the issuance of shares of stock of the Borrower to the shareholders of the Advisor in consideration of the termination of the investment advisory agreement between the Borrower and the Advisor and the merger of the Borrower and the Advisor.

     SECTION 5.7 Consolidations, Mergers and Sales of Assets. The Borrower will not and will not permit any of its Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time), whether in one or a series of transactions, all of any substantial part of its assets; provided, however, that (a) any Subsidiary may merge or consolidate with any other Subsidiary or the Borrower,
(b) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets to the Borrower or another Subsidiary, (c) the Borrower may merge with any other entity, provided that (d) the Borrower shall be the continuing or surviving corporation and (e) immediately after such merger, the Borrower shall not be in default under any material loan agreement to which it is a party, and
(f) any Subsidiary may merge or consolidate with any other corporation, provided that, immediately after giving effect to such merger or consolidation, the continuing or surviving corporation of such merger or consolidation shall be such Subsidiary and, provided further, that in each case, after giving effect thereto, no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Subsidiaries, considered as a whole and no Event of Default shall have occurred and be continuing.

     SECTION 5.8 Regulation U. The proceeds of the Loans made under this Agreement will be used by the Borrower for the purposes set forth in Section
2.6. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" within the meaning of Regulation U.

     SECTION 5.9 Transactions with Affiliates. Except in connection with the merger of the Borrower and the Advisor, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this Section shall not prohibit:

     (a) the Borrower or any of its Subsidiaries from declaring or paying any dividend not restricted under Section 5.6; and

     (b) the Borrower or any of its Subsidiaries from engaging in a transaction pursuant to which (i) an Affiliate renders services to the Borrower or a Subsidiary thereof or the Borrower or a Subsidiary thereof renders services to an Affiliate or (ii) the Borrower or a Subsidiary thereof purchases from, sells to, leases from or leases to any Affiliate any real or tangible personal property or intellectual property, if, in each case, such services are rendered or such property is sold or leased in the ordinary course of the Borrower's or such Subsidiary's business and on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate.

     SECTION 5.10 Consolidated Shareholders' Equity. The Borrower shall maintain at all times Consolidated Shareholders' Equity of not less than $175,000,000.

     SECTION 5.11 Leverage Ratio. The Borrower shall maintain at all times a Leverage Ratio of not more than 3 to 1.

     SECTION 5.12 Coverage Ratio. For each fiscal quarter, the Borrower shall maintain a Coverage Ratio of not less than (a) 1.35 to 1 for each fiscal quarter through and including September 30, 1995, and (b) 1.40 for each succeeding fiscal quarter.

     SECTION 5.13 Liquidity. In addition to any Collateral pledged to secure the Obligations, the Borrower shall maintain Liquidity of not less than the aggregate amount of Loans outstanding at any time.

     SECTION 5.14 Collateral Maintenance. The Borrower shall not permit the Obligations to exceed 57.1% of the Fair Market Value of the Collateral at any time.

                                   ARTICLE VI
                                    DEFAULTS

     SECTION 6.1 Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing:

     (a) the Borrower shall fail to pay within five Domestic Business Days of the due date any principal or interest on any Loan or any other amount payable under any Loan Document;

     (b) the Borrower shall fail to observe or perform any covenant contained in Sections 5.3, 5.5 to 5.8, inclusive, or 5.10 through 5.11, inclusive, of this Agreement, or Section 3.3, 3.4, 3.5, 4.1, 4.2 or 4.6 of the Pledge Agreement;

     (c) the Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Documents (other than those covered by clause
(a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Bank; provided, however, that if the Borrower is diligently proceeding to cure such default, the cure period in this subsection (c) shall be extended for such additional time, not to exceed 30 days, as is reasonably necessary to complete such cure;

     (d) any representation, warranty, certification or statement made by the Borrower in any Loan Document, or in any certificate, financial statement or other document delivered pursuant thereto shall prove to have been incorrect in any material respect when made (or deemed made);

     (e) the Pledge Agreement shall not create a valid and binding first priority security interest in the Collateral securing the Obligations;

     (f) the Borrower, the Liquidating REIT or any Subsidiary of the Borrower or the Liquidating REIT shall fail to make any payment in respect of any Material Debt, other than the Debt of the Borrower under the Loan Documents, when due or within any applicable grace period;

     (g) any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

     (h) an event of default or termination event shall have occurred under any Interest Rate Protection Agreement and shall not have been cured within any applicable grace period;

     (i) the Borrower, the Liquidating REIT or any of their respective Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing;

     (j) an involuntary case or other proceeding shall be commenced against the Borrower, the Liquidating REIT or any of their respective Subsidiaries seeking liquidation, reorganization, rehabilitation, conservation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, rehabilitator, conservator or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws or any state insolvency laws as now or hereafter in effect;

     (k) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

     (l) a judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower, the Liquidating REIT or any of their respective Subsidiaries and such judgment or order shall continue unsatisfied, unstayed and unbonded for a period of 30 days; provided, however that a judgment or order fully covered by insurance, which coverage has not been disputed by the insurer, shall not be considered a Default;

     (m) the Borrower shall cease to control the Liquidating REIT or shall own less than twenty-five percent (25%) of the outstanding Voting Stock of the Liquidating REIT;

     (n) any Fundamental Change shall have occurred or the Borrower shall have consented to or taken any action to authorize, any Fundamental Change;

     (o)  any of the following:

          (i) the Liquidating REIT or any Subsidiary of the Liquidating REIT shall fail to continue to engage in business of the same general type as now conducted by the Liquidating REIT and its Subsidiaries, or shall fail to preserve, renew and keep in full force and effect, or shall permit any Subsidiary of the Liquidating REIT to fail to preserve, renew and keep in full force and effect, their respective corporate existences and their respective rights, privileges and franchises necessary in the normal conduct of business; provided that nothing in this subsection shall prohibit the termination of the corporate existence of any Subsidiary of the Liquidating REIT if the Liquidating REIT in good faith determines that such termination is in the best interest of the Liquidating REIT and is not materially disadvantageous to the Bank;

          (ii) the Liquidating REIT shall fail to qualify as a Real Estate Investment Trust;

          (iii) the Liquidating REIT or any Subsidiary of the Liquidating REIT shall issue, assume, guarantee, incur or otherwise be or become liable in respect of Debt other than (1) accrued dividends not otherwise prohibited under the Loan Documents, (2) accounts payable and accrued expenses incurred in the ordinary course of business with maturities not exceeding one year, and (3) other Debt expressly approved by the Bank, which approval shall not be unreasonably withheld;

          (iv) except for dividends and other distributions payable to the Borrower or as may be required to maintain the qualification of the Liquidating REIT as a Real Estate Investment Trust and dividends and distributions made on a ratable basis to all stockholders of the Liquidating REIT, the Liquidating REIT shall (1) declare or pay any dividends, either in cash or property, on any shares of capital stock of any class of the Liquidating REIT, (2) directly or indirectly, or through any Subsidiary, purchase, redeem or retire any shares of capital stock of any class of the Liquidating REIT or any warrants, rights or options to purchase or acquire any such shares of capital stock of the Liquidating REIT or (3) make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of the capital stock of the Liquidating REIT or any such Subsidiary; or

          (v) the Liquidating REIT shall acquire or create any Subsidiary after the date hereof, which could impair or reduce any distribution with respect to the Liquidating REIT Stock or which could adversely effect the Liquidating REIT Stock; or

          (vi) if any of the representations and warranties contained in Article V of this Agreement, when applied to the Liquidating REIT, shall prove to be incorrect in any material respect; or

     (p) any of the following and the continuance thereof for thirty days after written notice thereof has been given to the Borrower by the Bank:

          (i) the Liquidating REIT or any Subsidiary of the Liquidating REIT shall fail to maintain with financially sound and responsible insurance companies, insurance in such amounts and against such risks (and with such risk retention) as is required by law or regulation or as is usually carried by owners of similar businesses and properties in the same general areas in which the Liquidating REIT and its Subsidiaries operate, it being agreed that the insurance described on Schedule 5.3 is acceptable to the Bank;

          (ii) the Liquidating REIT or any Subsidiary of the Liquidating REIT shall fail to comply with any applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply therewith will not materially adversely affect the business, operations or financial condition of the liquidating REIT and its Subsidiaries taken as a whole or the ability of the Borrower to perform its obligations under the Loan Documents; or

          (iii) the Liquidating REIT or any Subsidiary of the Liquidating REIT shall, directly or indirectly, pay any funds to or for the account of, make any investment in (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise), lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate; provided, however, that the foregoing provisions of this subsection shall not prohibit (A) the Liquidating REIT or any Subsidiary of the Liquidating REIT from declaring or paying any lawful dividend, so long as, after giving effect thereto, no Default shall have occurred and be continuing; and (B) the Liquidating REIT or any Subsidiary of the Liquidating REIT from engaging in a transaction pursuant to which (C) an Affiliate renders services to the Liquidating REIT or a Subsidiary thereof or the Liquidating REIT or a Subsidiary thereof renders services to an Affiliate or (D) the Liquidating REIT or a Subsidiary thereof purchases from, sells to, leases from or leases to any Affiliate any real or tangible personal property or intellectual property, if, in each case, such services are rendered or such property is sold or leased in the ordinary course of the Liquidating REIT's or such Subsidiary's business and on terms and conditions at least as favorable to the Liquidating REIT or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate;

then, and in every such event, the Bank may, by notice to the Borrower, declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (i) or (j) above with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                   ARTICLE VII
                             [INTENTIONALLY DELETED]


                                  ARTICLE VIII
                             CHANGE IN CIRCUMSTANCES

     SECTION 8.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any LIBOR Interest Period:

     (a) (i) the Bank determines that deposits in dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such LIBOR Interest Period, or

          (ii) the Bank determines the LIBOR will not adequately and fairly reflect the cost to the Bank of funding the LIBOR Loans for such LIBOR Interest Period,

the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make, convert Loans into or continue LIBOR Loans shall be suspended; or

     (b) (i) the Bank determines that daily Federal funds (in the applicable amounts) are not being offered to the Bank in the relevant market, or

          (ii) the Bank determines that the Daily Federal Funds Rate will not adequately and fairly reflect the cost to the Bank of funding the Daily Federal Funds Loans,

the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make, convert Loans into or continue Daily Federal Funds Loans shall be suspended.

     SECTION 8.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its LIBOR Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its LIBOR Lending Office) to make, maintain or fund the LIBOR Loans and the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Bank to make, convert Loans into or continue LIBOR Loans shall be suspended. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Domestic Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank (or its Domestic Lending Office) to make, maintain or fund its Daily Federal Funds Loan, the Bank shall forthwith give notice thereof to the Borrower, whereupon until the Bank notifies the Borrower and the Bank that the circumstances giving rise to such suspension no longer exist, the obligations of the Bank to make, convert Loans into or continue Daily Federal Funds Loans shall be suspended.

     SECTION 8.3    Increased Cost and Reduced Return.

     (a) If on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

          (i) shall subject the Bank (or its applicable Lending Office) to any tax, duty or other charge with respect to Loans or the Note, or shall change the basis of taxation of payments to the Bank (or its Applicable Lending Office) of the principal of or interest on the LIBOR Loans or any other amounts due under this Agreement in respect of the LIBOR Loans or its obligation to make Loans (except for changes in the rate of tax on the overall net income of the Bank or its Applicable Lending Office imposed by the jurisdiction in which the Bank's principal executive office or Applicable Lending Office is located); or

          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any such requirement included in an applicable LIBOR Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, the Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its LIBOR Loans or the Note;

and the result of any of the foregoing is to increase the cost to the Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Rate Loans, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under the Note with respect thereto, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If the Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of the Bank (or its Parent) as a consequence of the Loans or obligations hereunder to a level below that which the Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate the Bank (or its Parent) for such reduction.

     (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section. A certificate of the Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be prima facie evidence as to all such amounts. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     SECTION 8.4    Loans Substituted.

     (a) If (i) the obligation of any Bank to make or continue LIBOR Loans, or convert Loans into LIBOR Loans has been suspended pursuant to Section 8.1 or 8.2, or (ii) the Bank has demanded compensation under Section 2.4(b), 8.3(a) with respect to the LIBOR Loans and the Borrower shall, by at least five LIBOR Business Days' prior notice to the Bank, have elected that the provisions of this Section shall apply, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all Loans which would otherwise be made, converted into or continued by the Bank as LIBOR Loans shall be made, converted into or continued instead, at the option of the Borrower, as Daily Federal Funds Loans or Prime Rate Loans, as provided in Section2.4(b), 8.3(a).

     (b) If the obligation of the Bank to make or continue Daily Federal Funds Loans, or convert Loans into Daily Federal Funds Loans, has been suspended pursuant to Section 8.1 or 8.2, then, unless and until the Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer apply, all Loans which would otherwise be made, converted into or continued as Daily Federal Funds Loans shall be continued instead as Prime Rate Loans.

                                   ARTICLE IX
                                  MISCELLANEOUS

     SECTION 9.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address, telex number or facsimile number set forth on the signature pages hereof. All notices shall be effective when received, except that notices, other than notices to the Bank under Article II or Article VIII, given by certified mail, return receipt requested, which are returned as refused or undeliverable, shall be deemed given on the date mailed.

     SECTION 9.2 No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 9.3    Expenses; Documentary Taxes; Indemnification.

     (a) The Borrower shall pay (i) all out-of pocket expenses reasonably incurred by the Bank, including reasonable fees (up to $7,500) and disbursements of counsel for the Bank, in connection with the preparation of this Agreement,
(ii) all out-of-pocket expenses reasonably incurred by the Bank, including reasonable fees and disbursements of counsel, and reasonable fees and disbursements of in-house counsel, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, provided that the charges of the Bank (other than for outside attorneys' fees) imposed to grant a consent or waiver shall not exceed $500 per request of the Borrower, and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, and reasonable allocated costs of in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement, the Note or the Pledge Agreement.

     (b) The Borrower agrees to indemnify the Bank and hold the Bank harmless from and against any and all liabilities, losses (other than prospective fees and interest income that would have been due hereunder for periods subsequent to the repayment of all Loans and other accrued amounts payable hereunder in full and the termination of the Loan Commitment), damages, costs and expenses of any kind (other than general overhead and administrative expenses), including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by the Bank in connection with any investigative, administrative or judicial proceeding (whether or not the Bank shall be designated a party thereto) relating to or arising out of this Agreement or the Loan Documents or any actual or proposed use of proceeds of Loans hereunder; provided that the Bank shall not have the right to be indemnified hereunder for (iv) any proceeding against the Bank by any governmental authority, central bank or comparable agency charged with the supervision of the Bank or (v) its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     SECTION 9.4 Set-Offs. Upon the occurrence of an Event of Default, the Bank shall have the right to offset against amounts due under the Note any deposit accounts of the Borrower with the Bank or any other indebtedness owed by the Bank to the Borrower in any capacity. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Note, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 9.5 Amendments and Waivers. Any provision of this Agreement, any other Loan Document or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

     SECTION 9.6    Successors and Assigns.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

     (b) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in any or all of the Loans. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Sections 8.3 and 8.4 with respect to its participating interest.

     (c) The Bank may at any time assign all or any portion of its rights under this Agreement, its Note and the Pledge Agreement to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

     (d) No Participant or other transferee of the Bank's rights shall be entitled to receive any greater payment under Section 8.3 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 9.7 Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND EACH LOAN DOCUMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA WITHOUT GIVING EFFECT TO THE CHOICE OF LAW RULES THEREOF. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the District of Virginia for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 9.8 Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

     SECTION 9.9 WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. This Waiver of right to a trial by jury is separately given, knowingly and voluntarily, by the Borrower and the Bank, and this waiver is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. The Borrower and the Bank are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matters and the parties hereto, so as to serve as conclusive evidence of the parties' herein contained waiver of the right to trial by jury. The Borrower and the Bank hereby certify that no representative, attorney or agent of any other party has represented, expressly or otherwise, to the Borrower or the Bank that any other party will not seek to enforce this waiver of right to trial by jury provision.

     SECTION 9.10 Effect of Headings and Table of Contents. The Article and Section headings herein are for convenience of reference only and shall not affect the construction hereof.

     SECTION 9.11 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provisions in any other jurisdiction.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                         CRIIMI MAE INC.



                         By:     /s/ Jay R. Cohen
                                 ------------------------
                         Title:  Executive Vice President


                         Notice Address:

                         The CRI Building
                         11200 Rockville Pike
                         Rockville, Maryland 20852
                         Attention:     H. William Willoughby

                         Telecopy number:    (301) 231-0396
                         Verification:       (301) 468-9200 (x246)

                         With a copy of any notices to:
                         The Office of the General Counsel


                         THE RIGGS NATIONAL BANK OF
                          WASHINGTON, D.C.


                         By:       /s/ David H. Olson
                                   ------------------
                         Title:    Vice President

                         Notice Address:

                         2400 Research Boulevard
                         Suite 200
                         Rockville, Maryland 20850
                         Attention:     David H. Olson,
                                   Vice President
                         Telecopy number:    (301) 417-2074
                         Verification:       (301) 417-2077

                         Domestic Lending Office:

                         800 - 17th Street, N.W.
                         Washington, D.C.  20006

                         LIBOR Lending Office:

                         800 - 17th Street, N.W.
                         Washington, D.C.  20006



Schedule 1     -    Definitions for Eligible Liquid Assets

Exhibit A -    Note

Exhibit B -    Notice of Borrowing

Exhibit C -    Notice of Conversion/Contribution

Exhibit D -    Pledge Agreement

Schedule 5.2   -    Insurance

Schedule 5.3   -    Description of Business


                                   SCHEDULE 1

                     Definitions for Eligible Liquid Assets


     "Agency of the United States" means any agency or instrumentality of the United States of America whose direct obligations are entitled to the full faith and credit of the United States of America.

     "Ancillary Rights" means, with respect to an Eligible Mortgage Investment, all rights of the Borrower, including, without limitation, rights against the Servicer and the Mortgagee of Record thereof, in respect of the following:

     (a) the promissory notes, or other instruments or agreements evidencing or securing the indebtedness of obligors thereon, including, without limitation, all mortgages, deeds to secure debt, trust deeds and security agreements related thereto, all rights to payment thereunder, including all Proceeds of a Mortgage Disposition thereunder, all rights in the Complexes securing payment of the indebtedness of the obligors thereunder, or which are the subject of such Eligi-ble Mortgage Investments, all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, and fire and extended coverage insurance policies (including the right to any return premiums), and all rights in cash deposits consisting of impounds, security deposits, insurance premiums or other funds held on account thereof;

     (b) all rights to service, administer and collect the Eligible Mortgage Investments specified in clause (a) above at any date, all rights to the payment of money on account of such servicing, administration or collection activities and all rights under any Participation Agreements and Servicing Agreements with respect to the Eligible Mortgage Investments;

     (c) all accounts, contract rights and general intangibles, all other rights, remedies and recoveries of any kind or nature, and any other property (real or personal and tangible or intangible), constituting, relating to or arising out of any of the items referred to in clauses (a) and (b) above; and

     (d) all files, documents, instruments, securities, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other books, records, information and data relating to the items referred to in clauses (a) through (c) above (including all information, records, data, programs, tapes, discs, and cards necessary or helpful in the collection, administration or servicing of the Eligible Mortgage Investments or any of the items referred to in clauses (a) through (c) above).

     "Certificate of Participation" means a certificate evidencing the Borrower's undivided beneficial ownership interest in an Eligible Mortgage Investment and the Borrower's Ancillary Rights with respect thereto.

     "Complex" means a multifamily, residential, rental apartment or townhouse development that has been constructed, renovated or rehabilitated pursuant to various government assistance programs directed by HUD under authority of the National Housing Act, that is encumbered pursuant to a Mortgage Investment.

     "Discount Mortgage" means a Federally Insured Mortgage that is purchased at a price that is less than the outstanding principal balance of the Federally Insured Mortgage and that is not a NPP Mortgage Investment.

     "Eligible Liquid Assets" means (a) Liquidating REIT Stock, (b) Governmental Securities, (c) FHLMC PCs and FNMA MBSs so long as such FHLMC PCs and FNMA MBSs are rated in the highest rating categories of Moody's Investors Service or Standard & Poor's Corporation, (d) Eligible Participations, (e) GNMA Cer-tificates, (f) cash, and (g) Permitted Investments.

     "Eligible Mortgage Investment" means a Mortgage Investment with respect to which each of the following statements shall be accurate and complete in all respects on the date of determination:
     (a) The Mortgage Investment has a Mortgagee of Record approved by HUD and is serviced by a Servicer pursuant to a Servicing Agreement.

     (b) The obligations under the Mortgage Investment are either wholly insured pursuant to a HUD Mortgage Insurance Program or wholly insured or guaranteed by FNMA or FHLMC, such insurance or guarantee being in full force and effect, and irrevocable as to the Borrower and its assigns and there being no state of facts that could adversely affect the availability or enforceability of said insurance or guaranty or the collectibility thereof by the Borrower.

     (c) The Mortgage Investment and any Eligible Participation related thereto may be assigned to the Bank without restriction.

     (d) The Mortgage Investment is not secured by properties owned by the Borrower or any of its affiliates.

     "Eligible Participation" means the majority undivided beneficial ownership interest of the Borrower in an Eligible Mortgage Investment and the Borrower's Ancillary Rights with respect thereto and with respect to which each of the following statements shall be accurate and complete in all respects on the date of determination:

     (a) The ownership interest is evidenced by a Certificate of Participation issued by the Servicer or Mortgagee of Record of the underlying Eligible Mortgage Investment.

     (b) The ownership interest has been validly issued and has not been assigned, pledged or encumbered in any manner whatsoever, except as contemplated by this Agreement.

     (c) The Borrower effectively has the exclusive right to direct (i) the Servicer to act in accordance with the terms of the related Servicing Agreement and (ii) the Mortgagee of Record to act in accordance with the terms of the related Participation Agreement.

     (d) The ownership interest and Ancillary Rights may be assigned, pledged and transferred to the Bank without notice to or the consent or approval of any Person.

     (e) The ownership interest includes all of the benefits of insurance or a guaranty provided by a HUD Mortgage Insurance Program.

     "Federally Insured Mortgage" means a first or second mortgage lien on a property insured in whole by HUD under Sections 207, 220, 221(d)(3), 221(d)(4), 223(f), 232, 236, 241, Title X or other similar sections of the National Housing Act.

     "FHA" means the Federal Housing Authority, and includes any successor thereto.

     "FHLMC" means the Federal Home Loan Mortgage Corporation created by Title III of the Emergency Home Finance Act of 1970 or any successor to the functions of FHLMC in purchasing mortgages.

     "FHLMC PCs" means participation certificates of the FHLMC.

     "FNMA" means the Federal National Mortgage Association, a government-sponsored private corporation established as such pursuant to Title VIII of the Housing and Urban Development Act of 1968, land includes any successor thereto.

     "FNMA MBSs" means mortgage-backed securities of FNMA.

     "GNMA" means the Government National Mortgage Association administered by HUD, and includes any successor thereto.

     "GNMA Certificates" means certificates backed by a pool of mortgages and guaranteed by GNMA.

     "Governmental Securities" means direct obligations of or obligations fully guaranteed as to timely payment of principal and interest by the United States of America or any Agency of the United States of America; provided that such direct obligations or guarantees, as the case may be, are entitled to the full faith and credit of the United States of America.

     "HUD" means the United States Department of Housing and Urban Development or such department or agency of the United States of America as shall succeed to HUD.

     "HUD Mortgage Insurance Program" means any federal mortgage insurance program pursuant to which Federally Insured Mortgages are issued.

     "Mortgage Dispositions" means prepayments (in whole or in part), sales, exchanges, foreclosures, condemnations or any other dispositions of Mortgage Investments.

     "Mortgage Investments" means NPP Mortgage Investments, Discount Mortgages and other mortgage investments invested in by the Borrower.

     "Mortgagee of Record" means, with respect to a Mortgage Investment, the mortgagee of record.

     "National Housing Act" means the National Housing Act of 19341, las amended.

     "NPP Mortgage Investment or Near Par or Premium Mortgage Investment" means a Federally Insured Mortgage that is purchased at a price that is near to, equal to or greater than the outstanding principal balance of the Federally Insured Mortgage.

     "Participation Agreement" means, with respect to an Eligible Participation, a participation agreement between the Borrower and the Mortgagee of Record with respect to the related Eligible Mortgage Investment as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

     "Permitted Investments" means (i) obligations with maturities of less than 90 days issued by, or which the principal and interest on which is fully guaranteed by, the United States of America, or any instrumentality thereof;
(ii) commercial paper with maturities of less than ninety days rated at the time of purchase (a) A1 or A1+ by Standard and Poor's Ratings Group ("S&P"), or P-1 by Moody's Investors Service, Inc. (Moody's), and (b) in one of the two highest categories by any nationally recognized statistical rating organization other than the one providing the rating pursuant to clause (a) of this subpart (ii);
(iii) bankers' acceptances, certificates of deposit, or deposit accounts with maturities of less than ninety days of any banking institution whose commercial paper is rated A-1 or better by S&P or P-1 by Moody's.

     "Proceeds of Mortgage Dispositions" means the receipts of the Borrower arising from Mortgage Dispositions (including without limitation receipts of insurance proceeds in connection with Mortgage Dispositions), reduced by the following:

          amounts paid or to be paid in connection with, or as an expense of, such Mortgage Dispositions; and

          any amount set aside for reserves.

     "Servicer" means a HUD approved Servicer of a Mortgage Investment.

     "Servicing Agreement" means, with respect to an Eligible Participation or an Eligible Mortgage Investment, a servicing agreement between a Servicer and the Mortgagee of Record, as the same from time to time may be extended, amended, supplemented, waived or modified and in effect.

                                    EXHIBIT A

                                      NOTE

$10,000,000.00                                                  Washington, D.C.
                                                               February 24, 1995



     For value received, CRIIMI MAE INC., a Maryland corporation (the "Borrower"), promises to pay to the order of THE RIGGS NATIONAL BANK OF WASHINGTON, D.C. (the "Bank"), for the account of its Applicable Lending Office, the sum of Ten Million Dollars ($10,000,000.00) or such lesser amount as shall be equal to the unpaid principal amount of Loans made by the Bank to the Borrower pursuant to the Credit Agreement referred to below together with interest on the unpaid principal amount of each such Loan, on the dates and at the rate or rates provided for in the Credit Agreement, but in no event later than the Termination Date. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at such office as the Bank may designate in writing to the Borrower.

     This note is the Note referred to in the Credit Agreement dated as of February 24, 1995 between the Borrower and the Bank (as the same may be modified, supplemented or amended from time to time, the "Credit Agreement") and this note and the holder hereof are entitled to all of the benefits provided for thereby or referred to therein. Reference is hereby made to the Credit Agreement for a statement of such benefits. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

     Optional prepayments may be made on any Loan evidenced hereby and this note (and the Loans evidenced hereby) may be declared due prior to the express maturity thereof, all in the events, on the terms and in the manner provided for in the Credit Agreement.

                         CRIIMI MAE INC.


                         By:  ______________________________________
                         Title:    ______________________________________


                                   EXHIBIT B




                               Notice of Borrowing


                                   ___________, 19____



The Riggs National Bank of Washington, D.C.
2400 Research Boulevard
Suite 200
Rockville, Maryland  20852

Ladies and Gentlemen:

     Criimi Mae Inc. (the "Borrower") hereby gives a Notice of Borrowing pursuant to the Credit Agreement, dated as of February 24, 1995, between the Borrower and The Riggs National Bank of Washington, D.C., as modified, supplemented or amended from time to time (capitalized terms used herein shall have the meanings assigned to such terms therein), and specifies as follows:

     (1)  The date of the borrowing of Loans shall be ______________;

     (2)  The aggregate amount of such Loans shall be $____________;

     (3) $_____________ of such Loans are to be Daily Federal Funds Loans; $_____________ of such Loans are to be Prime Rate Loans; and $_____________ of such Loans are to be LIBOR Loans with a LIBOR Interest Period of __________.


                                   CRIIMI MAE INC.

                                   By: ___________________

                                   Title: _________________



                                      EXHIBIT C




                        Notice of Conversion/Continuation


                                   ___________, 19__



The Riggs National Bank of Washington, D.C.
2400 Research Boulevard
Suite 200
Rockville, Maryland  20852

Ladies and Gentlemen:

     Criimi Mae Inc. (the "Borrower") hereby gives a Notice of Conversion/Continuation pursuant to the Credit Agreement, dated as of February 24, 1995, between the Borrower and The Riggs National Bank of Washington, D.C., as modified, supplemented or amended from time to time (capitalized terms used herein shall have the meanings assigned to such terms therein), and specifies as follows:

     (1) The date of the conversion/continuation of Loans shall be ______________;

     (2) The aggregate amount of Loans to be converted or continued shall be $____________; and

     (3) $_____________ of such Loans are to be converted into Daily Federal Funds Loans; $_____________ of such Loans are to be converted into Prime Rate Loans; and $_____________ of such Loans are to be continued as or converted into LIBOR Loans with a LIBOR Interest Period of
          __________.


                                   CRIIMI MAE INC.

                                   By: ___________________

                                   Title: _________________


                                   EXHIBIT D


                                PLEDGE AGREEMENT

                                  Schedule 5.2


                                    INSURANCE